July 8, 2022

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the Recent Changes (unaudited) section in Form N-CSR dated July 8, 2022 of CPG Focused Access Fund, LLC and are in agreement with the statements contained under the caption “Change in Independent Registered Public Accounting Firm” which reference Ernst & Young LLP on page 59 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Boston, MA